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                                                                    EXHIBIT 99.1

                 1999 Amendment to the 1999 Stock Incentive Plan


                             FIRST AMENDMENT TO THE
                            1999 STOCK INCENTIVE PLAN

         This First Amendment to Nuevo Energy Company's 1999 Stock Incentive Plan (this "Amendment") was made and approved by the Board of Directors of Nuevo Energy Company, a Delaware corporation (the "Company"), on August 23, 2001.

                                    RECITALS

         A. The Board of Directors of the Company approved and adopted the 1999 Stock Incentive Plan on March 30, 1999 (the "Plan"); and

         B. The Board of Directors of the Company has approved the Amendment as herein provided to increase the number of shares of common stock, par value $.01 per share, reserved for issuance under the Plan.

                                    AGREEMENT

         1. AMENDMENT TO THE AGGREGATE LIMITATION ON AWARDS. The second sentence of Section 1.5(a) of the Plan shall be replaced with:

         "The maximum number of shares of Common Stock which may be issued pursuant to Awards issued under the Plan shall be 1,100,000 shares, which may be increased by the Board of Directors pursuant to Section 10.12."

         2. NO OTHER CHANGES. Except as explicitly amended by this Amendment, the terms, conditions, rights and obligations under the Agreement shall remain in full force and effect.


                                               /s/ Sandra D. Kraemer
                                               ---------------------------------
                                               Sandra D. Kraemer, Secretary